EXHIBIT 10.6

Qingdao Jiajia Office Lease Contract
(Translation)

Lessor: Sinochem International Information Company, Qingdao Branch (On behalf of China Foreign Economic and Trade Trust Limited Company)
Lessee: Shandong Jiajia International Freight & Forwarding Co., Ltd.

Article 1.  Property location

The property is located at Golden Plaza North Building Suite 1618B, 20 Middle Hongkong Road, Qingdao, China. The office has 220 square meters.

Articles 2.  Lease Term

The lease contract shall be effective for one year, commencing on February 1, 2011 and ending on January 31, 2012.

Articles 3. Rent and Payment

The annual rent is RMB 223,234, including space rent RMB162,262, property management fee RMB17,600, utility expenses RMB15,170, purified water supply RMB1,320, elevator operation fee RMB4,400, and air conditioning fee RMB22,482.  The rent should be paid semiannually, which are due respectively on February 10, 2011 and July 10, 2011. If the lessee is late for the payment, the lessee should pay the fine at the same rate as the bank loan interest of the current month. If the local government adjusts the rates for utility and/or air conditioning, the lessee should pay for the extra cost due to the adjustment.

Article 4. Property Maintenance

The lessor is responsible for property maintenance. The maintenance projects should not interrupt the normal operation of the lessee. Both parties negotiate the timeline and working plan of the maintenance projects. The lessee should cooperate with the lessor in implementing maintenance working plan. If the maintenance projects are carried out beyond the fields agreed-on and cause damages on the lessee, the lessor should compensate the lessee for the loss.

Article 5..Maintenance of Accessory Facilities

The lessee is responsible for maintaining and repairing the installed facilities and items in the premise including floors, walls, doors, windows, air conditioning, lightings, electrical wires, and electrical outlets. Within three months after move in, if the wearing parts such as lighting tube, outlets, and temperature controller are broken, the lessor should replace the parts with no charge. But the lessee should pay for the material cost if the replacement occurs after three months. If a third party has to be engaged for the maintenance of the accessory facilities, the lessee should pay for the costs on labor and materials.

Without consent of the lessor, the lessee should not install or remodel electrical facilities and should not use refrigerators, microwaves, and electrical heaters, and should not hand up advertising bulletins in the public territory of the building. If the lessee breaches these rules, the lessor has right to dismantle the equipments or cut off electricity supply and request compensation from the lessee if the behaviors have caused damages on the building and/or accessory facilities.

Article 6.  Rights and Obligations of Both Parties

Rights and Obligations of the Lessor

The lessor should guarantee the lease right the premise of the lessee. The lessor should not terminate the lease without legitimate reason. If the lessor unilaterally terminates the lease due to reasons other than the lessee’s fault, the lessor should compensate the lessee with the amount of 20% of the annual rent.

      Rights and Obligations of the Lessee

1.      The lessee should ensure the rights of the lessor during the term and should not terminate the lease without legitimate reason. If the lessee unilaterally terminates the lease due to reasons other than the lessor’s fault, the lessee should compensate the lessor with the amount of 20% of the annual rent.

2.      Without written consent from the lessor, the lessee should not change the usage of the premise and/or sublease or lend the premise to a third party.

3.      Upon expiration or dissolution of the lease, the lessee should return the premise and the keys to the lessor three days within the expiration or dissolution date. If the lessee does not return in the following seven days, the lessor has right to take back the premise unilaterally and take the items left in the premise that are valued zero. Under that circumstance, the lessee has no right for any claim.  Unless the lessor has written consent, the condition of the premise, when it is returned, should be the same as before move-in.

4.      When the lessee returns the premise, the lessee should have moved out all the items belonged to the lessee. If there still are items in the premise three days after the return, the lessee is regarded to have given up the possession of the items and the lessor should dispose of the items at its own discretion.

5.      When this lease expires or is dissolved, the lessee should pay off all the expenses related with the renting. If the lessee is not able to pay off the bill, the lessor has right to detain the items in the premise.

6.      During the lease term, the lessee should comply with state laws and regulations. The lessee is solely responsible for any consequences related with lawbreaking.

7.      During the lease term, the lessee should strictly comply with Firefighting Law and Golden Plaza Firefighting Safety Manual.

Article 7. Dissolution of the Lease

Under either of the following circumstances, the lessee can terminate the lease unilaterally and has right to request the lessor compensating the amount of 20% of the annual rent. If the actual loss is higher than the amount, the lessor should pay the actual amount.

1.      Except for force majeure, water or electricity supply was cut off for three consecutive days due to reasons other than the lessee’s fault.
2.	The premise has quality problem and is not feasible to use.

Under either of the following circumstances, the lessor can terminate the lease unilaterally and has right to request the lesee compensating the amount of 20% of the annual rent. If the actual loss is more than the amount, the lessee should pay the actual amount.

1.	The lessee is more than seven days late for paying the rent.
2.	Without being authorized, the lessee subleases the premise to a third party.
3.	The lessee breaks the safe structure of the premise.
4.	The lessee carries out illegal activities in the premise.
5.	The lessee breaks the rules in the Firefighting Law and Golden Plaza Firefighting Safety Manual and refuses to correct the behaviors at the warning of the lessor.

Article 8 . Termination of the Lease

1.      The term of lease expires.
2.      If the lessee is neither late for paying the rent nor breaking the rules of Firefighting Law and Golden Plaza Firefighting Safety Manual, the lessee has the priority over other potential tenants under the same conditions to renew the lease.

Article 9. Responsibilities of Breaching of the Lease

If one party breaches the lease, the party should compensate the counterpart according to the terms of the lease, including but not limited to the monetary loss of the counterpart and the expenses associated with the exercise of the right such as transportation cost, attorney fees, and appraisal fees, etc.

Article 10. Force Majeure and Other Unpredictable Consequences:

If both parties are not able to implement this contract due to force majeure or other unpredictable factors, the lease automatically terminates and either party is not responsible for the loss of the counterpart.

Article 11. Laws and Dispute Resolution

1.      This contract applies to People’s Republic of China Contract Law and related judicial interpretation.
2.      All disputes between the Lessor and Lessee shall be settled by negotiation, if can not be resolved through negotiation, either party can bring a lawsuit to the Shinan District Court of Qingdao City.

Article 12. This contract has two original copies. Each party holds two original copies respectively. All the original copies have the same legal validity.

Article 13. This contract is effective upon the signature or seal of the lessor and the lessee. The former contract numbered 08SD16034 is abolished simultaneously.

Lessor: Sinochem International Information Company, Qingdao Branch (On behalf of China Foreign Economic and Trade Trust Limited Company)
Address: Golden Plaza North Building, 20 Middle Hongkong Road, Qingdao City
(Seal)
Date: January 26, 2011

Lessee: Shandong Jiajia International Freight & Forwarding Co., Ltd.
Address: Golden Plaza North Building, 20 Middle Hongkong Road, Qingdao City
(Seal)

Date: January 26, 2011

Signing Place: Qingdao City